Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

CODE OF CONDUCT

For Directors, Officers, Employees and Advisory Council Members

Exhibits:	A. Disclosure Policy

B. Policy Prohibiting Insider Trading of Securities

C. Anti-Fraud Policy

D. Whistle-Blower Policy

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

12.	PRESERVING CONFIDENTIAL INFORMATION PROVIDED TO EMPLOYEES, DIRECTORS, OR ADVISORY COUNCIL MEMBERS	16
	A. Casual Conversations	16
	B. Records and Documents	17
	C. Proprietary Information	17
	D. Lectures, Speeches and Manuscripts	17
	E. Blogs and Other Internet Postings	17

13.	DISCLOSURE POLICY	18

14.	POLICY PROHIBITING INSIDER TRADING OF SECURITIES	18

15.	USE OF BANK FUNDS AND EXPENSE REPORTS	18

16.	USE OF BANK PROPERTY AND COMPUTER EQUIPMENT	19

17.	ANTI-FRAUD POLICY	19

18.	INDEBTEDNESS, GAMBLING, FIREARMS AND OTHER CONDUCT	19

19.	OUTSIDE EMPLOYMENT FOR BANK EMPLOYEES	19

20.	EMPLOYMENT OF EMPLOYEE’S FAMILY BY THE BANK	20
	A. Hiring of Relatives	20
	B. Employment of Immediate Family Members by Members or Vendors	20
	C. Marriage of Bank Employees	20
	D. Monitoring	20

21.	PARTICIPATION IN CIVIC AFFAIRS	21

22.	INVOLVEMENT IN AFFORDABLE HOUSING/COMMUNITY DEVELOPMENT PROJECTS	21
	A. General	21
	B. Restricted Activities of Employees and Directors	21
	C. Restricted Activities of Members of the Affordable Housing Advisory Council	22
	D. Advisory Council Member Limits on Bank Vendor Provided Substantial Gifts and Personal Entertainment	22
	E. No Gifts or Entertainment to Federal Housing Finance Board	23

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

23.	REPORTING OF CODE OF CONDUCT VIOLATIONS, WRONGDOINGS & ANONYMOUS TIPS	23

24.	ETHICS OFFICER AND DIRECTOR OF INTERNAL AUDIT RESPONSIBILITIES	24

25.	HIRING FROM BANK’S EXTERNAL AUDIT FIRM	24

26.	WAIVERS	24

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

1.	Your Responsibilities to the Bank

The Federal Home Loan Bank of Indianapolis expects each Employee, Director and member of the Affordable Housing Advisory Council to maintain the highest standards of honesty, integrity, impartiality and conduct at all times. The Employees, Directors and Affordable Housing Advisory Council members are expected to conduct themselves so as to avoid any activity that gives the appearance of, has the potential to compromise, or actually compromises, their duties and responsibilities to the Bank. This is essential because of the unique role of the Bank in serving public policy as a Government-Sponsored Enterprise, as well as the Bank’s fundamental responsibility to its customers and shareholders. As such, you have a duty of both care and loyalty to the Bank.

You are expected to constantly exercise individual judgment as to whether your actions, both on and off the job, will meet these standards when viewed through the eyes of the law, the Federal Housing Finance Board, our Members and the general public.

You have the obligation to avoid any action, whether or not specifically prohibited by law, regulation, policy or by this Code of Conduct, which might result in using a Bank position for private gain, giving preferential treatment to any organization or person, losing complete independence or impartiality, making decisions outside official channels, or adversely affecting the confidence of the public in the integrity of the Bank or the Federal Home Loan Bank System.

There are numerous federal, state and local laws that apply to the Federal Home Loan Bank of Indianapolis, including the regulations and policies of the Securities and Exchange Commission (“SEC”) and the Federal Housing Finance Board. You are expected to conduct all business dealings according to these laws. Violating any of them could subject you or the Bank to criminal and civil penalties. If you have questions about any laws or how they apply to particular situations ask your supervisor or consult with the Bank’s General Counsel or the Human Resources Department Director, hereinafter referenced in this Code of Conduct as the Ethics Officer(s).

You are responsible for being familiar with and complying with the Code of Conduct and all of its provisions. Any violation of the provisions of the Code of Conduct will be cause for corrective action, including, without limitation, Director or Advisory Council disqualification, changes in assigned duties, divestment of a conflicting Financial Interest, verbal or written warnings or termination of employment. These actions may be in addition to any penalty or sanction prescribed by law.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

2.	Code of Conduct Interpretation

The provisions set forth in the Code of Conduct are intended to be interpreted and applied under a reasonableness standard. If you have any questions as to how a certain provision applies to a specific set of facts, contact the Ethics Officer for an opinion as to the application of the provision(s) in question.

3.	Scope

The Code of Conduct applies to all Employees, Officers, including senior and principal officers, Directors, and Affordable Housing Advisory Council members of the Federal Home Loan Bank of Indianapolis.

The Federal Housing Finance Board has adopted regulations governing the responsibility and eligibility of both Appointed Directors (including Community Interest Directors) and Elected Directors. Directors will timely execute and supplement the director eligibility certification as prescribed by the Federal Housing Finance Board. However, those rules do not fully address all of the issues that are the subject of the Code of Conduct. Therefore, those provisions of the Code of Conduct dealing with issues not addressed by the Finance Board regulations are hereby made applicable to the Directors of the Bank.

The provisions of the Code of Conduct that address issues that could arise in connection with the limited activities of the Affordable Housing Advisory Council are hereby made applicable to the members of the Affordable Housing Advisory Council.

4.	Effective Date and Amendments

This revised version of the Code of Conduct is effective October 1, 2007, and may be amended at any time at the discretion of the Bank’s Board of Directors.

5.	Distribution, Training and Verification of Receipt

A copy of the Code of Conduct and any future amendments will be provided to each Employee as part of the routine updating of the Bank’s Employee Handbook. A copy will be provided to each new Employee within 10 days of their date of employment. Each Employee is required annually to verify receipt of, and agree to comply with, the requirements of the Code of Conduct. Staff training on the Code of Conduct will be done annually. The Code of Conduct and the Employee Handbook will be made available electronically to staff.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

All Directors will be provided a copy of the Code of Conduct and any amendments thereto as part of their Board of Directors’ Orientation, and will sign an acknowledgement annually of their receipt of and agreement to comply with, the Code of Conduct. Affordable Housing Advisory Council members will be provided a copy of the Code of Conduct and any future amendments thereto, and will sign an acknowledgement annually of their receipt of and agreement to comply with, the Code of Conduct. Director and Advisory Counsel training will be done annually.

6.	Definitions

For purposes of the Code of Conduct, the following definitions apply:

Affordable Housing Advisory Council – The group of individuals appointed by the Board of Directors of the Bank pursuant to § 10(j)(11) of the Federal Home Loan Bank Act.

Bank – The Federal Home Loan Bank of Indianapolis

Business Associate – Any individual or entity with whom a Director has a business relationship, including but not limited to

•	Any Company of which the Director is an officer or partner, or in which the Director beneficially owns 10 percent or more of any class of equity security, including subordinated debt;

•	Any other partner, officer or beneficial owner of ten percent or more of any class of equity security, including subordinated debt, of any such Company; or

•	Any trust or other estate in which a Director has a substantial beneficial interest or as to which the Director serves as trustee or in a similar fiduciary capacity.

Company – Any corporation, partnership, trust (business or otherwise), joint venture, pool syndicate, sole proprietorship, unincorporated organization, limited liability company or similar organization or any other form of business entity not specifically listed in this definition.

Conflict of Interest – Any activity, action, Financial Interest or Financial Relationship of yours, your Immediate Family Member or your Related Interest that gives the appearance of, has the potential to, or actually compromises the independence of or interferes with your responsibilities to the Bank.

Control – To own, control, hold with the power to vote or hold proxies representing 10 percent or more of the voting shares or rights of a Company.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

Director – Any director of the Bank appointed or elected to the Board of Directors pursuant to § 7 of the Federal Home Loan Bank Act.

Employee – Any full-time and part-time employee, including all senior and principal officers, of the Bank.

Ethics Officer(s) – The Bank’s General Counsel, the Director of Human Resources, and such other officers as may be designated by the Board of Directors from time to time.

Financial Interest – The ownership or control, directly or indirectly, of

•

Any activity, transaction, property or relationship that involves receiving or providing something of monetary value and includes, but is not limited to, any right, contractual or otherwise, to the payment of money, whether contingent or fixed;

•	Any shares of common, preferred capital stock or other equity security; and

•	Any debt security or obligation, including subordinated debt; but

•

It does not include a deposit or savings account maintained with a Member or member of another Federal Home Loan Bank, nor does it include a loan or extension of credit obtained from a Member or a member of another Federal Home Loan Bank if the loan or extension of credit obtained is in the normal course of business on terms generally available to the public.

A Financial Interest of your Immediate Family Member or your Related Interest is considered your interest unless the interest is solely the Financial Interest and responsibility of your Immediate Family Member or your Related Interest, and you have no control over it. Additionally, the Financial Interest may not in any way, past or present, be derived from your income, assets or activities, and you may neither derive, nor expect to derive, any financial or economic benefit from the Financial Interest.

Financial Relationship – A Financial Relationship means loans, deposits and other relationships or activities with Members involving you, your Immediate Family Members and your Related Interests.

Immediate Family Member – Your parent, spouse, sibling, dependent or any other individual related by blood, marriage or adoption (including adult children) residing in your household and includes their Related Interest. This definition is expanded for the purposes of the Bank’s hiring of relatives as discussed in Section 20 and participation in Affordable Housing/Community Investment Projects as discussed in Section 22. This definition is narrowed to include only your spouse and minor children (excluding adult children) when considering the ownership attribution rules for debt or equity applicable to appointive directors as discussed in Section 8 of this Code of Conduct.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

Member – An institution admitted to membership in the Federal Home Loan Bank of Indianapolis. This includes subsidiaries, holding companies or affiliates of a Member. It also includes non-member mortgagees of the Federal Home Loan Bank of Indianapolis. Institutions, which have no affiliate Members in the Indianapolis Bank district, and which are members in other Federal Home Loan Bank districts, are excluded from this definition.

Person – An individual or Company.

Personal Entertainment - As discussed in Sections 7(c) and 9, Personal Entertainment, including, but not limited to, sporting events, theater tickets, trips, golf or other personal recreation provided by a Member or Vendor of the Bank to Employees, Directors, Advisory Council Members, Immediate Family Members or Related Interest in excess of $500 per individual per Vendor, as measured within a calendar year, are prohibited. Any Personal Entertainment provided to Employees, Directors or Advisory Council Members in excess of the annual $500 per individual per Vendor limit shall be immediately reported in writing to an Ethics Officer and appropriate corrective action shall be taken.

Personal Entertainment limits do not apply to Board of Director pre-scheduled Board meetings, Bank marketing events to which Directors are invited, or to Personal Entertainment provided by the Member that the Director serves as a director or officer.

Related Interest – A Company Controlled by a Person.

Substantial Gift – One or more gifts provided by a Member or Vendor within the calendar year with a total face value in excess of $300 to a Director, an Employee, Advisory Council member, or to an Immediate Family Member or Related Interest shall be defined as a Substantial Gift and shall be prohibited. Cash gifts are prohibited regardless of value with the exception of Vendor raffles discussed below. Customary educational business seminars are permitted and are not defined as Substantial Gifts, unless the cost of which is in excess of what is considered reasonable, customary and accepted business practice. Other items or services for which the person pays less than face value shall be considered a Substantial Gift and shall be prohibited. A Vendor promotion offered to all; for example, a Vendor raffle with a cash award is not a Substantial Gift. The purchase of an asset containing an option or agreement to have a Vendor or third-party repurchase the asset at a higher price is defined as a Substantial Gift and shall be prohibited.

Any Substantial Gift received in excess of $300 per Director, Employee, or Advisory Council Member from a Vendor or Member in excess of the annual limit shall be immediately disclosed in writing to an Ethics Officer and appropriate corrective action will be taken. The Substantial Gift limit does not apply to a Director who receives the Substantial Gift from the Member institution that the Director serves as a director or officer.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

Vendor – A Person, Company or supplier that is, or is seeking to, provide the Bank with goods or services, including a Member.

7.	Employee Gifts, Loans and Entertainment

A.	Received By Employees

Except as provided later in this section, an Employee may not solicit or knowingly accept, directly or indirectly, any Substantial Gift, Personal Entertainment, gratuity, favor, honorarium, entertainment or any other thing of monetary value from a Member, Vendor, or from a Person who:

•	Has, or is seeking to obtain, a contractual, other business or financial relationship with the Bank;

•	Has interests that may be substantially affected by the performance or non-performance of the Employee’s official duties; or

•

Is an officer, director, controlling shareholder, employee or agent of a Member; of a Company that is a controlling shareholder of a Member; or of a trade organization comprised of Members that represents financial services, credit needs, housing or financial consumer protection.

Subject to the Substantial Gift or Personal Entertainment limits, Employees are permitted to accept things of monetary value, provided that the things of monetary value are:

•	motivated by obvious family or personal relationships rather than the business of the persons concerned;

•	unsolicited advertising or promotional materials, such as pens, pencils, note pads, calendars, seasonal gifts of nominal value or other items of nominal value;

•

food and entertainment of nominal value accepted on infrequent occasions in the ordinary course of a conference, meeting or other working session where such things are incidental to the activity performed;

•	scheduled lunch or dinner with Vendors, including spouses, as long as the invitation is extended by the Vendor, and are not to be solicited by the Employee;

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

•	day outings such as sporting events, golf, tennis, fishing or hunting, are acceptable, and are not to be solicited by the Employee;

•

overnight outings are acceptable under the condition that individuals from either other companies or the Vendor are in attendance and there is an educational or business component, and these events are not to be solicited by the Employee;

•	non-cash honoraria below the Substantial Gift limits where the gift is intended as a token of appreciation for the Employee's willingness to speak before the group; or

•	Financial Interests or Financial Relationships not otherwise prohibited under this Section.

An Employee may not accept cash honoraria or similar fees and payments, which are given for publication, speeches, or lectures, based on Bank duties or employment. The Employee must forward such cash compensation to the Bank if received. Expenses of travel, lodging and meals incurred while on Bank business must be paid for or reimbursed by the Bank according to the Bank’s Travel Policy. An Employee may not accept payment or reimbursement for these expenses from any private source, unless it is below the Substantial Gift or Personal Entertainment limits and is provided on infrequent occasions in the ordinary course of a Vendor promotion, a conference, meeting, or other working session that is customarily provided to other clients or participants.

B.	Gifts and Entertainment Provided By Employees

Entertainment and gifts used to promote Bank products and services are permitted, if authorized by senior management and generally offered in a Bank promotion or sales strategy targeted to certain customer sectors. An Employee may not give, offer, or provide any Substantial Gift or Personal Entertainment to an officer, director, employee, agent, or attorney of a Member (or institution eligible for membership) unless it is pre-authorized by senior management. Excessive entertainment or gifts targeted to just one individual are not permitted, unless otherwise disclosed to and pre-approved by the Bank's Ethics Officers and the appropriate senior manager. When making this determination, the context behind the individual gift and entertainment will be considered, and whether it provides the appearance or an actual conflict of interest. In no case will the acceptance of the gift or entertainment be allowed if it places the Bank's integrity or the recipient's business decision making into question.

Employees shall not provide gifts or any business entertainment, including the buying of meals (regardless of value) to any federal banking examiner or other Executive branch official, including the Federal Housing Finance Board directors and staff.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

C.	Monitoring Of Gifts and Reporting of Entertainment Provided to Employees

It is the responsibility of the individual receiving or giving items under this Section of the Code to self-report to the Ethics Officers questions, issues or potential violations under the Code. Bank managers should, as practical, monitor for Code compliance.

Any Substantial Gift received in excess of the $300 per Employee annual limit from a Vendor shall be immediately disclosed in writing to an Ethics Officer and appropriate corrective action shall be taken. Any Personal Entertainment provided to an Employee in excess of the annual $500 per Vendor limit shall be immediately reported in writing to an Ethics Officer and appropriate corrective action shall be taken.

8.	Federal Housing Finance Board Regulation § 915.10 and .11 Director Conflict of Interest Policy Directives and Disclosures

The Directors shall administer the affairs of the Bank fairly and impartially without discrimination in favor of or against any Member.

•

Appointive directors cannot be officers of any FHLBank and cannot be officers or directors of any FHLBank member institution (or its “one bank” holding company or subsidiary). An appointive director may serve as a director or employee of a Bank member’s holding company, if the Indianapolis Bank member represents less than 35 percent of combined holding company assets.

•

Appointive directors cannot own debt or equity securities or have other financial interests in a Indianapolis Bank member or its “one bank” holding company. If the Indianapolis Bank member is less than 35 percent of the assets of a Indianapolis Bank member’s holding company, then stock ownership in the holding company is permitted.

•	Appointive directors must reside in the district.

•

Elective directors must be employed by or serve as a director of a member institution. That member institution must meet its regulatory capital requirements. If these are not met, a director is immediately disqualified.

•

Investment accounts – Debt or equity securities an appointive director owns through an account managed by an investment adviser registered under the Investment Advisers Act of 1940 (15 U.S.C. 80b-1 et seq.), for which the director pays a fee for advisory services and with respect to which the director has given the investment adviser complete investment discretion to buy and sell all securities in the account, are not deemed to be shares or other financial interest in a member if the director is not affiliated with the investment adviser and has no control over the selection of securities acquired for the account.

•

Loans and deposits – Loans obtained from a member and money placed on deposit with a member are not deemed to be a financial interest in a member if the transactions occur in the normal course of business of the member and are on terms that are no more favorable than those that would be available under like circumstances to members of the public.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

Under this Code of Conduct, attribution of debt or equity ownership to the appointive director will be applied to any debt or equity owned by the director’s spouse or minor children.

A Director shall not use his or her official position as a Director for personal gain. An appointive director may not have consulting or other contractual relationship with an Indianapolis Bank member unless the contract(s), including spouse or minor children, in total represent less than 10 percent of an appointive director’s adjusted gross income for the year. The Finance Board will review contracts in excess of the 10% threshold to determine if they constitute a prohibited financial interest in a member. Elected directors may have employment or consulting contracts with Indianapolis Bank members without restriction.

A Director shall promptly disclose to the board at the next regularly scheduled meeting (or if appropriate the board comprised of disinterested directors) any actual or apparent conflict of interest. Such disclosure should be made before the board takes action on the matter. Any director questions regarding director qualifications, disclosures or possible conflicts (whether direct or indirect) should be made to the Bank’s General Counsel and any material request and the outcome should be reflected in the board minutes.

For any matter to be considered by the Board of Directors in which another person or entity does, or proposes to do business with the Bank, a Director shall disclose to the Board of Directors any personal Financial Interest that he or she has in the matter being considered, as well as any Financial Interest known to the Director of any Immediate Family Member or Business Associate of the Director. A Director shall fully disclose the nature of his or her interest in the matter and shall provide to the Board of Directors any information requested to aid in its consideration of the Director’s interest. A Director shall refrain from considering or voting on any issue in which the Director, any Immediate Family Member or any Business Associate has a Financial Interest.

Directors shall not disclose or use confidential information received by them solely by reason of their position with the Bank to obtain a Financial Interest for themselves or for any other person. Each Director shall abide by the Policy Prohibiting Insider Trading of Securities as described in Section 14 and as attached as Exhibit B to this Code of Conduct.

Directors shall not accept, and shall prohibit their Immediate Family Members from accepting, any Substantial Gift or Personal Entertainment if the Director has reason to believe that the gift is given in order to influence the Director’s actions as a member of the Bank’s Board of Directors, or if acceptance of such gift gives the appearance of influencing the Director’s actions as a member of the Board. Any Substantial Gift received from a

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

Vendor in excess of the $300 annual limit shall be immediately disclosed in writing to an Ethics Officer and appropriate corrective action shall be taken. Any Personal Entertainment provided to Directors or Immediate Family Member in excess of the annual $500 limit shall be immediately reported in writing to an Ethics Officer and appropriate corrective action shall be taken. The Substantial Gift or Personal Entertainment limit does not apply to a Director who receives the gift or entertainment from the Member institution that the Director serves as a director or officer.

Directors shall not provide gifts or any business entertainment, including the buying of meals (regardless of value) to any federal banking examiner or other Executive branch official, including the Federal Housing Finance Board directors and staff.

Directors shall not accept compensation for services performed for the Bank from any source other than the Bank for which the services are performed.

9.	Employee, Director, and Advisory Council Member Dealings with Vendors

The Bank has established a purchasing policy that provides specific procedures for the acquisition of Bank consultants, supplies, equipment, etc. All Employees, Directors and Advisory Council members are expected to comply with the provisions of the purchasing procedures and may not authorize any purchase that does not comply with the purchasing procedures and Bank authorizations.

Any Substantial Gift received from a Vendor in excess of the $300 per Director, Employee, or Advisory Council Member annual limit shall be immediately disclosed in writing to an Ethics Officer and appropriate corrective action shall be taken. Any Personal Entertainment provided to an Employee, Director or Advisory Council Member in excess of the annual $500 per individual per Vendor limit shall be immediately reported in writing to an Ethics Officer and appropriate corrective action shall be taken.

10.	Financial Interests of Employees

Employees may have a Financial Interest in a Member only in limited circumstances that result from a previous employment relationship or an Immediate Family Member’s employment relationship with a Member or other action that does not involve the traditional investment decision. This would include a Financial Interest in a Member that arises through 401(k) savings plans, employee stock ownership plans or ownership of shares or other investment units of one or more diversified mutual funds [as defined in section 5(a) and (b)(1) of the Investment Company Act of 1940, as amended, 15 U.S.C. 80a-5(a), (b)(1)] that have invested in the Member, so long as the Employee does not contribute to investment decisions of the fund.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

To the extent that ownership or control of the Financial Interest was acquired prior to commencement of Bank employment, through a change in marital status, or through circumstances beyond the Employee’s control (such an inheritance, gift or merger, acquisition or other change in corporate ownership), an Employee must make full, written disclosure to the Bank’s Ethics Officer within 30 days of beginning employment or acquiring the Financial Interest; provided, however, that if the Ethics Officer determines that a potential for a conflict of interest exists that would interfere with the Employee’s discharge of the Employee’s job responsibilities, the Ethics Officer may require the Employee to divest the stock. Alternatively, the Ethics Officer may require the Employee, if commercially feasible for the Bank given the Employee’s job responsibilities, to recuse himself or herself from decision making and restrict access to examination reports or other confidential studies prepared concerning that Member.

Furthermore, an Employee may not have a direct (or indirect business interest through an Immediate Family Member) Financial Interest that may be reasonably interpreted to conflict or appear to conflict with the Employee’s duties and responsibilities with the Bank.

11.	Financial Relationships of Employees

A.	Borrowing from Members

Borrowing from member institutions is permitted, provided that the loan is transacted in the ordinary course of business of the Member and on substantially the same terms, including fees, interest rates and collateral, as those prevailing at the time for comparable transactions by the Member with other customers. In addition, borrowing from a member is permitted only to the extent that the loan does not involve more than the normal risk or repayment or contain other unusual terms and conditions that increase the risk of loss to the Member.

B.	Deposits

An Employee is not precluded from having other types of Financial Relationships with a Member such as checking accounts, NOW accounts, savings accounts, IRA or Keogh plans, pension or retirement plans, etc., provided that the Financial Relationship is transacted on the same terms and conditions as would be available to other customers of the Member.

C.	On Behalf of Others

An Employee who is a general partner in a partnership, a director or an officer of a Company or a holder of a direct and/or indirect interest (including any interest of the Employee’s Immediate Family Member) of 10 percent or more of the equity of a partnership of a Company may not participate in any negotiations, directly or indirectly, give any consent, or execute any documents in conjunction with a borrowing by the partnership or the Company from a Member.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

D.	Exceptions

Requests for exceptions to these provisions must be in writing and may be approved at the discretion of the Ethics Officer. A request for an exception should be submitted to the Ethics Officer, in writing, stating all relevant facts and giving reasons in support of the request. Any exception will be subject to the condition that the Employee obtains a “no special consideration statement” from the lending Member and to such other conditions as the Ethics Officer may determine are appropriate.

12.	Preserving Confidential Information Provided to Employees, Directors or Advisory Council Members

During employment with the Bank, Employees may be given access to confidential, proprietary or sensitive information of the Bank, the Federal Housing Finance Board and the Members. Confidential information includes Member examination reports, underwriting analysis, Member business information, as well as financial information about the Bank itself, Bank security, auditing procedures and Bank personnel information. Directors routinely are provided confidential information as a matter of course. Members of the Affordable Housing Advisory Council may, from time to time, come in contact with confidential information.

Employees, Directors and members of the Affordable Housing Advisory Council should use discretion when talking about work or service to the Bank to avoid compromising the Bank’s position or the confidence of its Members. In addition, care and attention should be given to any sensitive materials to ensure that confidentiality is maintained at all times.

A.	Casual Conversations

Even casual conversations held with acquaintances and family members can violate the duty of confidentiality. Even if an Employee, Director or member of the Affordable Housing Advisory Council understands that the conversation is confidential, the confidante may not understand the significance of a breach of that confidence. Even when no harm or criminal wrongdoing is intended, confidential information of the Bank that if communicated to anyone outside the Bank could be used to compromise the integrity of the Bank, the Federal Housing Finance Board or the Members of the Bank System must remain confidential. When in doubt, Employees, Directors or members of the Affordable Housing Advisory Council should always consider information learned at the Bank to be confidential unless informed otherwise.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

B.	Records and Documents

All records and documents are for official purposes only. Employees, Directors and members of the Affordable Housing Advisory Council may not conceal, alter, mutilate, obliterate, destroy, remove or attempt to remove records or documents from the Bank.

Bank records are maintained in accordance with the Bank’s Record Retention Policy.

C.	Proprietary Information

The Bank has an interest in maintaining sole control of proprietary information. This includes, without limitation, the Bank’s business plans, customer borrowings, methods of doing business, products, services, computer software and models, computer databases, financial information, any other information having present or potential commercial value to the Bank and confidential information of any kind belonging to others but licensed or disclosed to the Bank for use in its business. Proprietary information may not be disclosed or used outside the Bank by any Employee, Director or member of the Affordable Housing Advisory Council without pre-approval by senior management or an Ethics Officer. Other restrictions are set forth in FHLBI’s Disclosure Policy and Policy Prohibiting Insider Trading in Securities discussed in Sections 13 and 14 below. The duty to preserve proprietary information continues either during or following employment by, or service on behalf of, the Bank.

D.	Lectures, Speeches and Manuscripts

Employees, Directors and members of the Affordable Housing Advisory Council may not use in any teaching, lecturing, speaking or writing engagement, information obtained through Bank employment or service without review and approval by senior management or an Ethics Officer, unless the information is obviously available to the general public.

E.	Blogs and Other Internet Postings

The Bank does not restrict the right of Employees, Directors and Advisory Council members to create personal Web Logs (“Blogs”), provided that such activity is not done on Bank equipment and during Bank work hours. Further, such Blogs may not contain any confidential Bank information or other Bank-related material nonpublic information that could violate federal or state securities laws or privacy laws if disclosed. Those persons, who maintain Blogs or otherwise post information on the Internet through chat rooms and other means, are reminded that they should not represent that any opinions they express are the opinions of the Bank or represent any official policy of the Bank. Further, if the Bank learns that an Employee, Director or Advisory Council member is posting false or misleading information or is using the Internet to make derogatory or harassing comments about the Bank or any of its Employees, Directors, Advisory Council member, or Members of the Bank, such person shall be subject to disciplinary action, up to and including dismissal from employment or removal from the Board or the Advisory Council.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

13.	Disclosure Policy

The Bank has adopted a Disclosure Policy with respect to when and by whom disclosures of material information about the Bank may be made, including disclosures that are required by law. The Disclosure Policy is enforced by the Disclosure Committee. The full text of the Disclosure Policy is attached to this Code of Conduct as Exhibit A and all Employees, Directors and Advisory Council members are advised to read and become familiar with all of the terms of the Policy and their responsibilities. Failure to comply with this policy could result in disciplinary action, up to and including dismissal from employment or removal from the Board or the Advisory Council.

14.	Policy Prohibiting Insider Trading of Securities

The Bank has adopted a policy regarding the purchase and sale of Bank stock, Federal Home Loan Bank System debt securities, the securities of Members and the securities of other companies from which the Bank may have obtained material nonpublic information as a result of doing business with such companies. All Employees, Directors and Advisory Council members are advised to review the policy, which is attached to this Code of Conduct as Exhibit B, and to make sure that they understand fully their responsibilities with respect to the purchase or sale of the identified securities. Failure to comply with this Policy may result in termination of employment or removal from the Board or the Advisory Council, as well as potential civil or criminal penalties that may be imposed if such action is deemed to be a violation of federal or state securities laws.

15.	Use of Bank Funds and Expense Reports

The purpose of any transaction that relates to Bank funds or assets must be documented and recorded at the time of the transaction. Employees, Directors and members of the Affordable Housing Advisory Council may only use Bank credit cards for personal expenses or to guarantee the payment of personal expenses while traveling on official Bank business, provided, however that all such personal expenses shall be settled with the Bank within the time required for filing travel expense reports. Employees, Directors and members of the Affordable Housing Advisory Council may not knowingly record or participate in the recording of incorrect or fictitious entries in the books or records of the Bank. They may not, directly or indirectly, use Bank funds or assets for political contributions in connection with federal, state or local political elections, including contributions to political action committees, commonly known as PACs. Payment for an expressed purpose on the Bank’s behalf to any individual where the Employee, Director or Affordable Housing Advisory Council member knows that the intended use of the money is for a different purpose, is also prohibited.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

16.	Use of Bank Property and Computer Equipment

Each Employee has a duty to protect and conserve Bank property, including computing equipment, supplies and other property. Except with supervisory approval, Employees may not use or allow the use of any kind of Bank property, including leased property, for other than officially approved activities and those set forth in the Bank’s policies with respect to computer usage and the FHLBI Responsibility Agreement – Information Assets.

17.	Anti-Fraud Policy

The Bank has adopted an Anti-Fraud Policy which requires Employees, Directors and Advisory Council members to report any incidents of possible financial fraud of which they become aware. The policy is attached to this Code of Conduct as Exhibit C and all Employees, Directors, and Advisory Council members are advised to review the policy and make sure that they understand their responsibilities under the policy.

18.	Indebtedness, Gambling, Firearms and Other Conduct

Employees are responsible to pay their financial obligations in a manner such that the Bank will not be asked to assist in the collection of the obligations.

Employees, Directors and members of the Affordable Housing Advisory Council are not permitted to participate in any gambling activity, including gambling devices, illegal lotteries, pools, games for money or property, numbers, tickets or similar activities, while on Bank premises. Firearms or other dangerous weapons of any kind are not allowed while on Bank premises.

An Employee, Director or member of the Affordable Housing Advisory Council shall not engage in criminal, dishonest or other conduct prejudicial to the Bank. Illegal drug use and unauthorized alcohol use on Bank premises is prohibited. The Employee Handbook provides elsewhere specific guidelines on conduct to be followed.

19.	Outside Employment for Bank Employees

Although outside employment is generally discouraged for full-time Employees, Employees may engage in outside employment during non-working hours. Non-exempt hourly employees are authorized to seek similar part-time or full-time employment with Members or other institutions eligible to become members.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

Occasionally, Members and others may ask for help to find qualified professional people or firms. Employees may not indicate favoritism when recommending attorneys, accountants, insurance brokers or agents, stockbrokers, real estate agents, etc., to Members. Employees may not make a recommendation with the expectation to benefit.

20.	Employment of Employee’s Family by the Bank

Except for summer jobs or brief temporary low-level positions, the Bank does not permit the employment of Immediate Family Members.

A.	Hiring of Relatives

Immediate Family Members, for the purpose of this section, includes spouses, sons, daughters, sons-in-law, daughters-in-law, mothers-in-law, fathers-in-law, brothers, sisters, parents, uncles, aunts, nieces and nephews, regardless of whether they reside in your household. For example, stepsons and stepsisters are included in this definition, but we do allow other relatives (e.g., cousins) outside of your immediate family to be considered for employment.

B.	Employment of Immediate Family Members by Members or Vendors

In order to avoid a Conflict of Interest, Employees must report to an Ethics Officer if a spouse or other Immediate Family Member is employed by or serves in another capacity with a Member or Vendor. This notification must occur within 30 days of their employment. Generally, the Employee will not be assigned to any matter involving the Member or Vendor unless senior management, in consultation with an Ethics Officer, makes the determination that the nature of the Immediate Family Member’s employment makes it unlikely that the Employee’s services to the Bank will be affected by participation in the matter. In making determinations under this section, significant weight will be given to the policy-making character of the Immediate Family Member’s position.

C.	Marriage of Bank Employees

Should two employees of the Bank marry while they are employees of the Bank, one of the two may be required to transfer to a different position or terminate employment.

D.	Monitoring

The Director of Human Resources will continue to monitor each situation with respect to family member employment on an individual basis to ensure that there are no conflicts of interest because of a direct or indirect reporting relationship and that there are no possible security risks due to the relationship.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

21.	Participation in Civic Affairs

Employees are encouraged to take part in charitable, educational, non-profit boards or other civic affairs as long as such affairs do not interfere or conflict with Bank duties. Bank sponsorship or support of any outside event or organization requires the advance approval of appropriate senior management.

The Bank encourages Employees and Directors to keep informed concerning political issues and candidates and to take an interest in political activity. However, Employees and Directors who participate in political activity may not act as a representative of the Bank unless specifically requested to do so by senior management or the Board of Directors.

22.	Involvement in Affordable Housing/Community Development Projects

A.	General

The Bank encourages Employees, Directors and members of the Affordable Housing Advisory Council to become personally involved with housing and neighborhood development organizations and projects, subject, however, to the restrictions set forth in this provision. Immediate Family Members, for the purpose of this section, includes spouses, sons, daughters, sons-in-law, daughters-in-law, mothers-in-law, fathers-in-law, brothers, sisters, parents, uncles, aunts, nieces and nephews, regardless of whether they reside in your household.

B.	Restricted Activities of Employees and Directors

In order to avoid an actual or potential Conflict of Interest, an Employee or Director shall not participate in or attempt to influence any decision to be made by the Bank regarding the evaluation, approval, funding, monitoring or any remedial process for any project that is the subject of a pending or approved Bank AHP, CIP or Community Investment Cash Advance (CICA) program application or modification, if such Employee, Director or Immediate Family Member has a Financial Interest in, or is a director, officer or employee of, an organization involved in the project. In addition, the Employee or Director must not

•	Attempt to influence Bank staff in its evaluation and approval of such application;

•	Lobby against competing projects;

•

Use Bank information about the Bank’s AHP, CIP or CICA programs that is generally unavailable to other institutions submitting applications in order to provide the organization with which the Employee, Director or member of the Affordable Housing Advisory Council is involved or has an interest with additional technical assistance in completing its applications; or

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

•	Participate, either directly or indirectly, in negotiating subsidy, monitoring, recapture or other agreements between the Bank and the member or between the member and the project/organization.

C.	Restricted Activities of Members of the Affordable Housing Advisory Council

In order to avoid a potential Conflict of Interest, an Affordable Housing Advisory Council member shall not participate in or attempt to influence any decision to be made by the Bank regarding the evaluation, approval, funding, monitoring or any remedial process for any project that is the subject of a pending or approved Bank AHP, CIP or CICA program application or modification, if such Affordable Housing Advisory Council member or any Affordable Housing Advisory Council member’s Immediate Family Member has a Financial Interest in, or is a director, officer or employee of an organization involved in the project. In addition, the member of the Affordable Housing Advisory Council must not

•	Attempt to influence Bank staff in its evaluation, approval or review of such application;

•	Lobby against competing projects; or

•

Use Bank information about the Bank’s AHP, CIP or CICA programs that is generally unavailable to other institutions submitting applications in order to provide the organization with which the Employee, Director or member of the Affordable Housing Advisory Council is involved or has an interest with additional technical assistance in completing its applications.

If an Advisory Council member has questions or comments concerning an AHP, CIP or CICA project, they should be directed to the Bank’s officers assigned to the Community Investment Department. Non-officer staff should not be contacted.

D.	Advisory Council Member Limits on Bank Vendor Provided Substantial Gifts and Personal Entertainment

As provided in Section 9 of the Code, any Substantial Gift received from a Vendor by an Advisory Council member in excess of the $300 annual limit shall be immediately disclosed in writing to an Ethics Officer and appropriate corrective action shall be taken. Any Personal Entertainment provided to an Advisory Council member in excess of the annual $500 limit shall be immediately reported in writing to an Ethics Officer and appropriate corrective action shall be taken.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

E.	No Gifts or Entertainment to Federal Housing Finance Board

An Advisory Council member shall not provide any gift (regardless of value), buy lunch or provide any Personal Entertainment (regardless of value) to Federal Housing Finance Board directors or examiners.

23.	Reporting of Code of Conduct Violations, Wrongdoings and Anonymous Tips

The Bank is committed to conducting business in accordance with the highest ethical and legal standards. Failing to do so puts the Bank's name, reputation for integrity and business at risk. The Bank strives to achieve market leadership and business success. Achieving results through unethical business practices is not tolerated.

If, an Employee, Director, or Advisory Council member discovers a potential safety violation, Code of Conduct violation, fraud, theft, wrongdoing, unauthorized destruction of Bank records, or material misrepresentation or omission in reporting that could harm the Bank or its Employees, shareholders, customers or Vendors, the individual shall immediately and fully report such concerns to EthicsPoint or the officers listed below.

Listed below are the different ways to contact and report to EthicsPoint:

•	By telephone – Dial the toll free number 866.850.1408

•	By clicking the EthicsPoint icon on the Bank's Internet sites

•	By Internet – https://secure.ethicspoint.com/domain/en/report_company.asp?clientid=2453

All reports will be treated seriously and will be investigated. Individuals making good faith reports will be protected by the Bank from retaliation and harassment under the Bank’s Whistle-Blower Policy, which is attached hereto as Exhibit D, and are also protected by otherwise applicable whistleblower laws.

Additionally, an individual making the report should immediately provide a follow-up report to EthicsPoint if he or she believes that he or she is or has been subject to any harassment, retaliation or other disadvantage as a result of filing a report to EthicsPoint.

Instead of EthicsPoint, individuals may choose to report wrongdoing to the Director of Internal Audit, the Human Resources Director, the General Counsel, or any Ethics Officer that may be appointed from time to time. Further, reports may be provided to senior officers or Directors, but should not be discussed with or reported to non-supervisory level employees at any time.

Exhibit 14.1

Board Approved September 17, 2007

Effective October 1, 2007

FINAL

24.	Ethics Officer and Director of Internal Audit Responsibilities

The Board shall designate Ethics Officers by resolution of the Board from time to time and there identity shall be posted on the staff portal and public websites. These officers shall have the responsibility for interpreting the Code and providing training, and for the maintenance of the Code's written files, including disclosures and documented actions.

25.	Hiring From Bank’s External Audit Firm

The Bank shall not hire any person for a position as Chief Executive Officer, Chief Financial Officer, Controller or Chief Accounting Officer, if such person was employed by the Bank’s external audit firm at any time within one year prior to the date of hiring.

26.	Waivers

The waiver of any requirement or condition under this Code of Conduct may only be granted by approval of the Board of Directors, but only after a showing of good cause for such a waiver. Further, waivers involving directors or senior management shall be disclosed on the Bank’s website.

The Director of Internal Audit shall have the responsibility of randomly testing compliance with the Code. The Audit Committee of the Board shall generally oversee the Code and consider future amendments for recommendation to the full Board.

Adopted by the Board of Directors Federal Home Loan Bank of Indianapolis September 17, 2007, Effective October 1, 2007

Jonathan R. West, Corporate Secretary

Attachments:	Disclosure Policy: Exhibit A
Policy Prohibiting Insider Trading of Securities: Exhibit B
Anti-Fraud Policy: Exhibit C
Whistle-blower Policy: Exhibit D